EX-35.4
SERVICER COMPLIANCE STATEMENT

CMLTI 2007-OPX1

Re: The Pooling and Servicing Agreement, dated and effective as of February 1, 2007, among Citigroup Mortgage Loan Trust Inc., as Depositor, Opteum Financial Services, LLC, as Servicer, Wells Fargo Bank, N.A., as Master Servicer and as Trust Administrator, and U.S. Bank National Association, as Trustee

I, Robert E. Cauley, the Senior Executive Vice President of Orchid Island TRS, LLC (f/k/a Opteum Financial Services LLC) (the "Servicer"), pursuant to the Agreement, do hereby certify that:

(1) A review of the Servicer's activities during the period from and including January 1, 2007 through and including December 31, 2007 and of the Servicer's performance under the Agreement has been made under my supervision;

(2) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of February 2008.

ORCHID ISLAND TRS, LLC

By: /s/ Robert E. Cauley
Name: Robert E. Cauley
Title: Senior Executive Vice President